Exhibit 99.1

Financial Report October- December 2025 Stockholm, Sweden, January 30, 2026 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report October - December 2025

Q4 2025: Our best quarter yet

Financial highlights Q4 2025

$2,817 million net sales

7.7% net sales increase

4.2% organic sales growth*

11.3% operating margin

12.0% adjusted operating margin*

$2.98 diluted EPS, 4% decrease

$3.19 adjusted diluted EPS*, 5% increase

Full year 2026 guidance Around 0% organic sales growth Around 1% positive FX effect on net sales Around 10.5-11.0% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the fourth quarter of 2025

•
Net sales increased organically* by 4.2%, which was 2.9pp higher than the global LVP increase of 1.3% (S&P Global Jan 2026) driven mainly by new product launches. Regional and customer LVP mix is estimated to have negatively impacted sales by about 1.5pp, while tariff compensations added around 1pp. We outperformed in all regions; by 5.3pp in China, by 4.8pp in Asia ex. China, by 3.7pp in Americas and by 1.5pp in Europe. Driven mainly by new product launches, our organic sales growth* to Chinese OEMs (COEMs) was close to 40%. We expect continued strong sales performance with COEMs in 2026.
•
Profitability was strong, with the highest quarterly gross profit and second highest operating income so far. This was mainly due to organic sales growth* and successful execution of cost reductions. Operating income decreased by 9.6% to $319 million and adjusted operating income* decreased by 3.6% to $337 million mainly from lower out-of-period customer compensations and lower engineering income. Operating margin was 11.3% and adjusted operating margin* was 12.0%. ROCE was 30.3% and adjusted ROCE* was 31.8%.
•
Operating cash flow increased by 30%, to a new quarterly record of $544 million, taking the full year operating cash flow to a new record of $1,157 million. Free operating cash flow* increased substantially and was a record-high for both the quarter and the full year. The leverage ratio* improved to 1.1x, well below our target limit of 1.5x. In the quarter, a dividend of $0.87 per share (2.4% increase from Q3 ‘25) was paid and 1.26 million shares were repurchased and retired.

*For Non-GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q4 2025	Q4 2024	Change	FY 2025	FY 2024	Change
Net sales	$2,817	$2,616	7.7%	$10,815	$10,390	4.1%
Operating income	319	353	(9.6)%	1,088	979	11%
Adjusted operating income1)	337	349	(3.6)%	1,114	1,007	11%
Operating margin	11.3%	13.5%	(2.2)pp	10.1%	9.4%	0.6pp
Adjusted operating margin1)	12.0%	13.4%	(1.4)pp	10.3%	9.7%	0.6pp
Earnings per share - diluted	2.98	3.10	(3.8)%	9.55	8.04	19%
Adjusted earnings per share - diluted1)	3.19	3.05	4.7%	9.85	8.32	18%
Operating cash flow	544	420	30%	1,157	1,059	9.2%
Return on capital employed2)	30.3%	35.8%	(5.5)pp	26.4%	25.0%	1.5pp
Adjusted return on capital employed1,2)	31.8%	35.2%	(3.4)pp	27.0%	25.6%	1.5pp

1) Excluding effects from capacity alignments and antitrust related matters. Non-GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

We reached new record high sales for a quarter and a full year, driven mainly by strong growth in India and with Chinese OEMs. Sales to COEMs grew by almost 40% in the quarter and by 23% for the full year. Our organic sales growth outperformed LVP in all regions in Q4. We recovered close to 100% of the tariff costs in Q4 and more than 80% for the full year.

In 2025, we reached several significant milestones: operating income exceeded $1 billion for the first time, earnings per share rose above $9 and we paid more than $3 per share in dividends. Our ability to continue delivering attractive shareholder returns remains strong. In the fourth quarter, we accelerated shareholder returns while also improving our leverage ratio - demonstrating both financial strength and disciplined capital management.

Our 2026 guidance, assuming 1% GLVP decline, is organic growth of around 0% and adjusted operating margin of around 10.5-11.0%. We expect Q1 2026 adjusted operating margin to be considerably weaker than Q1 2025, with improvements in the following three quarters.

Our solid position and strong performance in Asia are instrumental to our continued progress. I am confident that together with our demonstrated ability to improve performance in a low-growth environment, we have a solid foundation for continued attractive shareholder returns and a clear path towards our 12% adjusted operating margin target.

Our profit development and balance sheet control resulted in record high operating cash flow and free operating cash flow for both the quarter and the full year. For 2025, operating cash flow was 11% of sales and free operating cash flow was 7% of sales.

Over the past few years, we have taken significant steps to strengthen our position in China with COEMs through investments in footprint and engineering capacity, and by signing several strategic co-operation agreements. This is paying off, evidenced by the fact that 30% of our order intake in 2025 was from COEMs, which includes order intake for COEM production in Europe and the world's first foldable steering wheel for autonomous driving.

Financial Report October - December 2025

Full year 2026 guidance

In addition to the assumptions and our business and market update noted below, our full year 2026 guidance is based on our customer call-offs and the achievement of our targeted cost compensation adjustments with our customers, including no material changes to tariffs or trade restrictions, as compared to what is in effect as of January 23, 2026, as well as no significant changes in the macro-economic environment, changes to customer call-off volatility or significant supply chain disruptions.

Full year 2026 Guidance
Organic sales growth	Around 0%
Adjusted operating margin1)	Around 10.5-11.0%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Less than 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2026 Assumptions
LVP growth	Around 1% negative
FX impact on net sales	Around 1% positive
Tax rate3)	Around 28%
3) Excluding unusual tax items.

The forward-looking Non-GAAP financial measures above are provided on a Non-GAAP basis. Autoliv has not provided a GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, January 30, 2026. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report October - December 2025

Business and market condition update

Supply Chain

In the fourth quarter of 2025, global LVP increased by 1.3% year-over-year (according to S&P Global Jan 2026). Call-off volatility increased slightly compared to a year earlier, and remains higher than pre-pandemic levels. Low customer demand visibility and changes to customer call-offs with short notice continued to have some negative impact on our production efficiency and profitability. We expect call-off volatility for the full year 2026 on average to be slightly improved compared to 2025 but still remain higher than pre-pandemic levels. However, the continued uncertainty regarding future changes in tariffs and trade restrictions may lead to a more negative call-off volatility environment.

Inflation

In the fourth quarter, cost pressure from labor and other items impacted our profitability negatively, although to a lesser degree than in the fourth quarter of 2024. Most of the inflationary cost pressure was offset by price increases and other customer compensations in the quarter. Raw material price changes did not have a meaningful impact on our profitability during the quarter. The continued uncertainty regarding the effects of tariffs and trade restrictions may lead to a more adverse inflation environment. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

Geopolitical risks and tariffs

The effects of the new tariffs imposed in 2025 did not have a material impact on our profitability in the fourth quarter, as we achieved customer compensations for most tariff costs. While it is our ambition and expectation to continue passing tariff costs on to our customers, there is significant uncertainty as future recovery levels may vary. We recovered close to 100% of the tariffs in the fourth quarter, and more than 80% for the full year. Including the dilutive effect of recovered tariffs, operating margin was negatively impacted by around 15bps in the fourth quarter. For the full year 2025, we estimate the tariff-related dilution on operating margin was around 20 bps. Geopolitical developments and the evolving trade environment are likely to continue creating a challenging and unpredictable operating landscape. Any new, increased or modified tariffs or other trade restrictions could materially affect our operations, customer relationships or cost recovery ability as well as contribute to the uncertainty of industry expectations. We continue to closely monitor the tariff policy environment and remain prepared to be agile to adjust our commercial and operational responses to any such developments.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and October 2025 and January 2026. All rights reserved.

Financial Report October - December 2025

Key Performance Trends

Net Sales Development by region	Operating and adjusted* operating income and margins

USD Bn
12
11
10
9
8
7
6
5
4
3
2
1
0
Americas
Europe
China
Asia, ex China
Autoliv
FY'21
FY'22
FY'23
FY'24
FY'25

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
FY'25
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex, net and D&A	Operating cash flow

650
600
550
500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'21
FY'22
FY'23
FY'24
FY'25
Capex, net
Capex, net % of sales
D&A % of sales

Return on Capital Employed	Cash Conversion*

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'21
FY'22
FY'23
FY'24
FY'25
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

D&A: Depreciation and Amortization.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report October - December 2025

Consolidated sales development

Fourth quarter 2025

Consolidated sales	Fourth quarter		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,907	$1,760	8.4%	3.3%	5.1%
Seatbelt Products and Other2)	910	856	6.3%	4.0%	2.2%
Total	$2,817	$2,616	7.7%	3.5%	4.2%

Americas	$841	$786	6.9%	3.6%	3.3%
Europe	779	715	9.0%	8.9%	0.1%
China	645	587	9.8%	1.5%	8.3%
Asia excl. China	552	527	4.8%	(1.7)%	6.5%
Total	$2,817	$2,616	7.7%	3.5%	4.2%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 5.1% in the quarter. The largest contributors to the increase was steering wheels, side airbags, center airbags and driver airbags.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 2.2% in the quarter. Sales increased organically in all regions, led by China, followed by Asia excluding China, Europe and Americas.

Sales by region

Our global organic sales* increased by 4.2% compared to the global LVP increase of 1.3% (according to S&P Global, January 2026). The relative performance was positively impacted mainly by product launches but also by tariff compensations of around 1pp. This was partially offset by negative effects from the regional and model LVP mix development, which we estimate contributed to about 1.5pp underperformance. Our organic sales growth* outperformed LVP growth by 5.3pp in China, by 4.8pp in Asia excluding China, 3.7pp in Americas and by 1.5pp in Europe.

LVP growth in China was driven by domestic OEMs with typically lower safety content. LVP for global OEMs declined by 3% while it increased by 6% for domestic OEMs. Autoliv's sales growth with domestic OEMs grew by around 40% while our sales with global OEMs decreased by 11%. We expect continued strong sales growth in China in 2026, driven by our performance with domestic OEMs.

Q4 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	3.3%	0.1%	8.3%	6.5%	4.2%
Main growth drivers	Stellantis, Subaru, Mercedes	Volvo, Stellantis, Renault	Geely, EV COEM, Chery	Suzuki, Tata, Hyundai	Stellantis, Suzuki, Geely
Main decline drivers	Honda, EV GOEM, GM	JLR, VW, Hyundai	VW, Toyota, EV GOEM	Subaru, Honda, GM	Honda, VW, EV GOEM

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q4 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Jan 2026)	(0.4)%	(1.4)%	3.0%	1.7%	1.3%
LVP (Oct 2025)	0.0%	(1.8)%	(5.0)%	(1.6)%	(2.7)%

Financial Report October - December 2025

Consolidated sales development

Full year 2025

Consolidated sales	Full year		Reported change	Currency	Organic
(Dollars in millions)	2025	2024	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$7,302	$7,023	4.0%	0.6%	3.4%
Seatbelt Products and Other2)	3,513	3,367	4.3%	0.8%	3.5%
Total	$10,815	$10,390	4.1%	0.7%	3.4%

Americas	$3,480	$3,424	1.6%	(1.7)%	3.3%
Europe	3,116	2,946	5.8%	4.4%	1.4%
China	2,095	2,010	4.2%	0.2%	4.0%
Asia excl. China	2,124	2,010	5.7%	(0.2)%	5.9%
Total	$10,815	$10,390	4.1%	0.7%	3.4%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 3.4% in the period. The largest contributor to the increase was side airbags and inflatable curtains, followed by steering wheels, center airbags and driver airbags.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other grew organically* by 3.5% in the period. Sales growth was mainly driven by Americas and Asia excluding China followed by Europe and China.

Sales by region

Our global organic sales* increased by 3.4% compared to the global LVP increase of 3.9% (according to S&P Global, January 2026). The relative performance was positively impacted by product launches and tariff compensations. This was more than offset by negative effects from the regional and model LVP mix development, which we estimate contributed to about 2.5pp underperformance. This was particularly accentuated in China. Our organic sales growth outperformed LVP growth by 3.4pp in Americas, by 3.3pp in Asia excluding China and by 2.4pp in Europe, while we underperformed by 6.1pp in China.

LVP growth in China in 2025 was driven by domestic OEMs with typically lower safety content. LVP for global OEMs declined by 1.3% while it increased by 16% for domestic OEMs. Autoliv's sales to domestic OEMs increased by 23% in 2025 while it decreased by 7.3% to global OEMs in China. We expect continued strong sales growth in China in 2026, driven by our performance with domestic OEMs.

FY 2025 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	3.3%	1.4%	4.0%	5.9%	3.4%
Main growth drivers	Stellantis, Toyota, Ford	Stellantis, BMW, VW	Chery, Great Wall, Nio	Suzuki, Toyota, Hyundai	Stellantis, Suzuki, Toyota
Main decline drivers	EV GOEM, GM, Hyundai	EV GOEM, JLR, Hyundai	EV GOEM, VW, Mercedes	Mitsubishi, Honda, GM	EV GOEM, JLR, Lixiang

Light vehicle production development

Full year 2025	Americas	Europe	China	Asia excl. China	Global
LVP (Jan 2026)	0.0%	(1.0)%	10.0%	2.6%	3.9%
LVP (Jan 2025)	(0.4)%	(2.8)%	(0.4)%	1.1%	(0.5)%

Financial Report October - December 2025

Key launches in the fourth quarter of 2025

Chery Fengyun

Mercedes GLB

Ford Bronco (China)

Nissan Leaf

Chevrolet Bolt EUV

ORA 5

Honda WR-V

Mercedes CLA

Buick GL8

Nissan Micra

Daihatsu Traz

Porsche Cayenne

Driver/Passenger Airbags

Seatbelts

Side Airbags

Head/Inflatable Curtain Airbags

Steering Wheel

Knee Airbag

Front Center Airbag

Bag-in-Belt

Pyrotechnical Safety Switch

Pedestrian Airbag

Hood Lifter

Available as EV/PHEV

Financial Report October - December 2025

Financial development

Condensed Income Statement	Fourth quarter			Full year
(Dollars in millions, except per share data)	2025	2024	Change	2025	2024	Change
Net sales	$2,817	$2,616	7.7%	$10,815	$10,390	4.1%
Cost of sales	(2,245)	(2,065)	8.7%	(8,741)	(8,463)	3.3%
Gross profit	572	551	3.9%	2,074	1,927	7.6%
S,G&A	(144)	(132)	9.4%	(571)	(530)	7.6%
R,D&E, net	(94)	(74)	28%	(413)	(398)	3.8%
Other income (expense), net	(15)	8	n/a	(2)	(19)	(91)%
Operating income	319	353	(9.6)%	1,088	979	11%
Adjusted operating income1)	337	349	(3.6)%	1,114	1,007	11%
Financial and non-operating items, net	(26)	(32)	(17)%	(102)	(105)	(2.5)%
Income before taxes	293	321	(8.8)%	986	875	13%
Income taxes	(68)	(78)	(13)%	(250)	(227)	10%
Net income	$226	$243	(7.3)%	$736	$648	14%

Earnings per share - diluted2)	$2.98	$3.10	(3.8)%	$9.55	$8.04	19%
Adjusted earnings per share - diluted1,2)	$3.19	$3.05	4.7%	$9.85	$8.32	18%

Gross margin	20.3%	21.0%	(0.7)pp	19.2%	18.5%	0.6pp
S,G&A, in relation to sales	(5.1)%	(5.0)%	(0.1)pp	(5.3)%	(5.1)%	(0.2)pp
R,D&E, net in relation to sales	(3.3)%	(2.8)%	(0.5)pp	(3.8)%	(3.8)%	0.0pp
Operating margin	11.3%	13.5%	(2.2)pp	10.1%	9.4%	0.6pp
Adjusted operating margin1)	12.0%	13.4%	(1.4)pp	10.3%	9.7%	0.6pp
Tax Rate	23.0%	24.3%	(1.2)pp	25.4%	26.0%	(0.6)pp

Other data
No. of shares at period-end in millions2)	74.7	77.7	(3.9)%	74.7	77.7	(3.9)%
Weighted average no. of shares in millions, basic2)	75.4	78.3	(3.6)%	76.6	80.2	(4.4)%
Weighted average no. of shares in millions, diluted2)	75.7	78.5	(3.5)%	76.9	80.4	(4.3)%
1) Non-GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

Fourth quarter 2025 development

Gross profit increased by $22 million and gross margin decreased by 0.7pp compared to the prior year. The drivers behind the gross profit improvement were mainly improved operational efficiency with lower costs for logistics and labor as well as positive effects from higher sales and lower material costs. This was partly offset by less out-of-period customer compensations, negative effects from higher production overhead costs due to less capitalization to inventories and higher depreciation.

S,G&A costs increased by $12 million compared to the prior year, mainly due to $9 million in higher costs for personnel driven by wage inflation, $9 million in higher costs for IT mainly due to increased license costs and $5 million in negative FX translation effects partly offset by lower costs for professional services. S,G&A costs in relation to sales increased from 5.0% to 5.1%.

R,D&E, net, costs increased by $20 million compared to the prior year, mainly due to $10 million in lower engineering income related to timing effects and $5 million in higher personnel costs due to wage inflation. R,D&E, net, in relation to sales increased from 2.8% to 3.3%.

Other income (expense), net, was negative $15 million, compared to positive $8 million in the same period last year. Almost all of the $15 million expense are costs for recycled accumulated currency translation differences related to the closure of our entities in the Netherlands and Italy.

Operating income decreased by $34 million compared to the prior year, due to the higher costs for R,D&E, net, Other income (expense) and S,G&A, partly offset by higher gross profit as outlined above.

Adjusted operating income* decreased by $13 million compared to the prior year, due to the higher costs for R,D&E, net, and S,G&A, partly offset by higher gross profit as outlined above.

Financial and non-operating items, net, was negative $26 million compared to negative $32 million a year earlier. The improvement comes from $5 million in lower costs for non-operating items.

Income before taxes decreased by $28 million compared to the prior year, mainly due to the lower operating income.

Tax rate was 23.0% compared to 24.3% the prior year. Discrete tax items, net, had a favorable impact of 6.2pp in the fourth quarter of 2025, while discrete tax items, net had a favorable impact of 8.4pp in the corresponding quarter last year.

Earnings per share, diluted decreased by $0.12 compared to the prior year. The main drivers were $0.37 from lower operating income, partly offset by $0.10 from taxes, $0.11 from lower number of outstanding shares, diluted, and $0.05 from financial items.

Financial Report October - December 2025

Full year 2025 development

Gross profit increased by $147 million, and gross margin increased by 0.6pp compared to the prior year. The drivers behind the gross profit improvement were mainly improved operational efficiency with lower costs for labor, logistics, premium freight and waste and scrap. We also had positive effects from the organic sales growth and lower material costs partly offset by negative effects from recall and warranty costs, un-recovered tariffs and higher depreciation.

S,G&A costs increased by $40 million compared to the prior year, mainly due to $20 million in increased personnel costs driven by wage inflation, $13 million in higher IT costs mainly due to higher license costs, $6 million in negative FX translation effects. S,G&A costs in relation to sales increased from 5.1% to 5.3%, a level that is considered to be slightly above normal.

R,D&E, net, costs increased by $15 million compared to the prior year, mainly due to $18 million in lower engineering income due to timing effects and $7 million in higher personnel costs due to wage inflation partly offset by $5 million from positive FX translation effects. R,D&E, net, in relation to sales was unchanged at 3.8%.

Other income (expense), net, was negative $2 million, compared to negative $19 million in the same period last year. The improvement compared to last year is mainly due to lower restructuring costs.

Operating income increased by $109 million compared to the prior year, due to the higher gross profit and the improvement in Other income (expense), partly offset by higher costs for S,G&A and R,D&E, net, as outlined above.

Adjusted operating income* increased by $108 million compared to the prior year, due to the higher gross profit and the improvement in Other income (expense), partly offset by higher costs for S,G&A, and R,D&E, net, as outlined above.

Financial and non-operating items, net, was negative $102 million compared to negative $105 million a year earlier. The improvement was mainly due to lower interest expense partly offset by lower interest income.

Income before taxes increased by $112 million compared to the prior year, mainly due to the higher operating income.

Tax rate was 25.4% compared to 26.0% in the prior year. Discrete tax items, net, had a favorable impact of 3.1pp in 2025 compared to 4.8pp favorable impact in 2024. The reported 25.4% tax rate as well as the underlying tax rate excluding discrete items was within our expected normal tax rate range of 25-30%.

Earnings per share, diluted increased by $1.52 compared to the prior year. The main drivers were $0.90 from higher operating income, $0.41 from lower number of outstanding shares, diluted, $0.17 from taxes and by $0.03 from financial items.

Financial Report October - December 2025

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	Fourth quarter			Full year
(Dollars in millions)	2025	2024	Change	2025	2024	Change
Net income	$226	$243	(7.3)%	$736	$648	14%
Depreciation and amortization	108	98	10%	407	387	5.2%
Other non-cash adjustments, net	5	(29)	n/a	26	(29)	n/a
Changes in operating working capital	205	107	91%	(12)	53	n/a
Operating cash flow	544	420	30%	1,157	1,059	9.2%
Capital expenditure, net1)	(110)	(132)	(17)%	(423)	(563)	(25)%
Free operating cash flow2)	$434	$288	51%	$734	$497	48%
Cash conversion3)	192%	118%	74pp	100%	77%	23pp
Shareholder returns
- Dividends paid	(66)	(55)	20%	(238)	(219)	9.0%
- Share repurchases	(150)	(102)	47%	(351)	(552)	(36)%
Cash dividend paid per share	$(0.87)	$(0.70)	23%	$(3.12)	$(2.74)	14%
Capital expenditures, net in relation to sales	3.9%	5.0%	(1.1)pp	3.9%	5.4%	(1.5)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-GAAP measure. See reconciliation table.

Selected Balance Sheet items	Fourth quarter
(Dollars in millions)	2025	2024	Change
Trade working capital1)	$1,221	$1,115	9.5%
Trade working capital in relation to sales2)	10.8%	10.7%	0.2pp
- Receivables outstanding in relation to sales3)	19.8%	19.0%	0.8pp
- Inventory outstanding in relation to sales4)	8.8%	8.8%	0.0pp
- Payables outstanding in relation to sales5)	17.8%	17.2%	0.6pp
Cash & cash equivalents	604	330	83%
Gross Debt6)	2,153	1,909	13%
Net Debt7)	1,566	1,554	0.8%
Capital employed8)	4,148	3,840	8.0%
Return on capital employed9)	30.3%	35.8%	(5.5)pp
Total equity	2,582	2,285	13%
Return on total equity10)	35.1%	42.5%	(7.4)pp
Leverage ratio11)	1.1	1.2	(0.1)

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-GAAP measure. See reconciliation table.

Fourth quarter 2025 development

Changes in operating working capital impacted operating cash flow by $205 million positive compared to an impact of $107 million positive in the prior year. The $205 million positive impact mainly comes from $170 million in lower receivables and other assets, which mainly is a consequence of lower sales level towards the end of the quarter, and also from $44 million improvement in inventories mainly due to lower sales level towards the end of the quarter.

Operating cash flow increased by $124 million to $544 million compared to the prior year, mainly because of more favorable effects from changes in operating working capital, as outlined above, and non-cash adjustments, mainly positive effects from deferred income taxes, pension liabilities, long term liabilities and other non-cash items, partly offset by lower net income.

Capital expenditure, net, decreased by $22 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.9% versus 5.0% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization and less capacity expansion.

Free operating cash flow* was positive $434 million compared to positive $288 million in the prior year. The increase was due to the higher operating cash flow and lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 192% in the quarter compared to 118% a year earlier. The increase occurred because free operating cash flow increased while net income decreased.

Financial Report October - December 2025

Trade working capital* increased by $106 million compared to the prior year, where the main drivers were $242 million in higher accounts receivables, $208 million in higher accounts payable and $72 million in higher inventories. The increase in trade working capital is mainly due to increased sales. In relation to sales, trade working capital increased slightly from 10.7% to 10.8%.

Net debt* was $1,566 million as of December 31, 2025, which was $12 million higher than a year earlier, mainly due to that in the last twelve months, free operating cash flow was lower than dividends paid, share repurchases and negative effect of exchange rate changes on cash.

Total equity as of December 31, 2025, increased by $297 million compared to December 31, 2024. This was mainly due to net income of $736 million and $137 million in positive currency translation effects, partly offset by $355 million in share repurchases, including taxes and $239 million in dividend payments.

Leverage ratio*: On December 31, 2025, the Company had a leverage ratio of 1.1x compared to 1.2x on December 31, 2024, as the 12 months trailing adjusted EBITDA* increased by $127 million while net debt* per the policy increased by $28 million. Our target is to have a leverage ratio not higher than 1.5x.

Full year 2025 development

Operating cash flow increased by $98 million to $1,157 million compared to the prior year, mainly due to higher net income and more positive effects of non-cash items mainly effects from deferred income taxes, pension liabilities, long term liabilities and other non-cash items, partly offset by less favorable effects from changes in operating working capital.

Capital expenditure, net, decreased by $140 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.9% versus 5.4% a year earlier. The lower level of capital expenditure, net is mainly related to the finalizing of several footprint optimization projects in Europe and Americas and less capacity expansion projects, especially in Asia.

Free operating cash flow* was positive $734 million compared to positive $497 million in the prior year. The increase was due to the lower capital expenditure, net and the higher operating cash flow, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 100% for the period, compared to 77% in the prior year. The increase occurred because free operating cash flow growth was higher than net income growth.

Headcount

	Dec 31	Sep 30	Dec 31
	2025	2025	2024
Total headcount	64,300	65,200	65,200
Whereof: Direct headcount in manufacturing	47,300	47,900	48,000
Indirect headcount	17,000	17,300	17,200
Temporary personnel	10%	9%	9%

As of December 31, 2025, total headcount (Full Time Equivalent) decreased by around 900, or 1.4%, compared to a year earlier, despite that organic sales* increased by 4.1% and that we in-sourced about 250 FTEs (mainly indirect) in Tunisia and expansions in India and Vietnam. The indirect workforce decreased by around 200, or 1.2%, mainly reflecting our structural reduction initiatives, partly offset by the above mentioned in-sourcing. The direct workforce decreased by approximately 700, or 1.4%. The decrease was supported by an improvement in customer call-off accuracy which enabled us to accelerate operating efficiency improvements.

Compared to September 30, 2025, total headcount (Full Time Equivalent) decreased by around 900, or 1.4%. Indirect headcount decreased by around 300, while direct headcount decreased by approximately 600.

Financial Report October - December 2025

Other Items

•
On December 29, 2025, Autoliv provided an update regarding the resignation date of Fredrik Westin. Mr. Westin will continue his employment as EVP, Finance and Chief Financial Officer of the Company through March 31, 2026. The recruitment of Mr. Westin's successor as Chief Financial Officer and Executive Vice President, Finance continues.
•
On January 5, 2026, Autoliv and Tensor announced the introduction of world's first foldable steering wheel for autonomous driving. Seamlessly integrated with Tensor Robocar's autonomous driving system, the steering wheel retracts in Level 4 mode-where the vehicle can handle all driving tasks within defined conditions. When in autonomous mode, and the steering wheel is retracted, a passenger airbag integrated into the instrument panel is enabled. During manual driving, the airbag located within the steering wheel is used.

•
In Q4 2025, Autoliv repurchased and retired 1.26 million shares of common stock at an average price of $118.98 per share under the Autoliv 2029 stock repurchase program. Under this program, repurchases may be made from July 1, 2025 through December 31, 2029. The maximum value of aggregate repurchases under this program is $2.5 billion. Repurchases of stock may be made directly on the NYSE.

Next Report Autoliv intends to publish the quarterly earnings report for the first quarter of 2026 on Friday, April 17, 2026.	Footnotes *Non-GAAP measures, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)709 578 171

Henrik Kaar

Director Investor Relations

Tel +46 (0)709 578 114

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 30, 2026.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January and October 2025 and January 2026. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report October - December 2025

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: general global and regional economic conditions, including the impact of inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation, and distribution delays or interruptions; supply chain disruptions, and component shortages specific to the automotive industry or the Company; potential changes to beneficial free trade agreements and regulations, such as the United States-Mexico-Canada Agreement; changes in geopolitical and other economic and political conditions or developments, including inflation, changes trade policies, tariff regimes, and other developments in and by countries in which we do business that could materially impact supply chains, margins, access to capital, or overall business performance; political stability or geopolitical conflicts; changes in general industry or market conditions, including regional economic growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction, and efficiency initiatives and the market reaction thereto; loss of business from increased competition; volatility or increases in raw material, fuel, and energy costs; changes in consumer and customer preferences for end products; loss of customers or sales; legislative or regulatory changes; customer bankruptcies, consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers, including inflation and tariff compensations; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims, and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments or results of tax audits by governmental authorities and changes in our effective tax rate; dependence on key personnel; our ability to meet our sustainability targets, goals and commitments; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report October - December 2025

Consolidated Statements of Income

	Fourth quarter		Full year
(Dollars in millions, except per share data, unaudited)	2025	2024	2025	2024
Airbags, Steering Wheels and Other1)	$1,907	$1,760	$7,302	$7,023
Seatbelt products and Other1)	910	856	3,513	3,367
Total net sales	2,817	2,616	10,815	10,390

Cost of sales	(2,245)	(2,065)	(8,741)	(8,463)
Gross profit	572	551	2,074	1,927

Selling, general & administrative expenses	(144)	(132)	(571)	(530)
Research, development & engineering expenses, net	(94)	(74)	(413)	(398)
Other income (expense), net	(15)	8	(2)	(19)
Operating income	319	353	1,088	979

Income from equity method investments	2	2	6	7
Interest income	3	3	10	13
Interest expense	(26)	(27)	(103)	(108)
Other non-operating items, net	(5)	(9)	(15)	(16)
Income before income taxes	293	321	986	875

Income taxes	(68)	(78)	(250)	(227)
Net income	226	243	736	648

Less: Net income attributable to non-controlling interest	(0)	0	1	1
Net income attributable to controlling interest	$226	$243	$735	$646

Earnings per share - diluted	$2.98	$3.10	$9.55	$8.04
1) Including Corporate sales.

Financial Report October - December 2025

Consolidated Balance Sheets

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions, unaudited)	2025	2025	2025	2025	2024
Assets
Cash & cash equivalents	$604	$225	$237	$322	$330
Receivables, net	2,236	2,357	2,341	2,205	1,993
Inventories, net	992	1,036	957	913	921
Prepaid expenses	212	226	249	184	167
Other current assets	57	102	146	75	72
Total current assets	4,101	3,946	3,929	3,699	3,483

Property, plant & equipment, net	2,419	2,402	2,399	2,286	2,239
Operating leases right-of-use assets	171	167	171	168	158
Goodwill and intangible assets, net	1,386	1,387	1,389	1,380	1,375
Investments and other non-current assets	568	561	588	581	548
Total assets	8,644	8,463	8,476	8,114	7,804

Liabilities and equity
Short-term debt	419	654	679	540	387
Accounts payable	2,007	1,889	1,945	1,839	1,799
Accrued liabilities	1,050	1,172	1,138	1,053	1,056
Operating lease liabilities - current	43	44	44	42	41
Other current liabilities	404	383	430	327	351
Total current liabilities	3,923	4,141	4,235	3,800	3,633

Long-term debt	1,734	1,374	1,372	1,565	1,522
Pension liability	169	167	167	163	153
Operating lease liabilities - non-current	122	118	121	120	118
Other non-current liabilities	113	105	102	103	92
Total non-current liabilities	2,138	1,763	1,762	1,952	1,885

Total parent shareholders’ equity	2,572	2,549	2,469	2,351	2,276
Non-controlling interest	10	10	11	10	10
Total equity	2,582	2,559	2,480	2,361	2,285

Total liabilities and equity	$8,644	$8,463	$8,476	$8,114	$7,804

Financial Report October - December 2025

Consolidated Statements of Cash Flow

	Fourth quarter		Full year
(Dollars in millions, unaudited)	2025	2024	2025	2024
Net income	$226	$243	$736	$648
Depreciation and amortization	108	98	407	387
Gain on divestiture of property	(0)	-	(6)	-
Other non-cash adjustments, net	6	(29)	32	(29)
Net change in operating working capital:
Receivables	73	50	(98)	47
Other current assets	97	58	(26)	67
Inventories	44	26	(8)	28
Accounts payable	109	(7)	119	(83)
Accrued expenses	(137)	(65)	(30)	(12)
Income taxes	19	45	30	6
Net cash provided by operating activities	544	420	1,157	1,059

Expenditures for property, plant and equipment	(118)	(139)	(441)	(579)
Proceeds from sale of property, plant and equipment	8	7	18	17
Net cash used in investing activities	(110)	(132)	(423)	(563)

Net (decrease) increase in short term debt	(237)	(211)	11	(126)
Decrease in long-term debt	-	(54)	(311)	(306)
Increase in long-term debt	399	-	521	526
Dividends paid	(66)	(55)	(238)	(219)
Share repurchases	(150)	(102)	(351)	(552)
Common stock options exercised	-	0	0	1
Dividend paid to non-controlling interests	-	-	(1)	(5)
Net cash used in financing activities	(53)	(422)	(369)	(680)

Effect of exchange rate changes on cash	(2)	49	(90)	16
Increase (decrease) in cash and cash equivalents	379	(84)	274	(168)
Cash and cash equivalents at period-start	225	415	330	498
Cash and cash equivalents at period-end	$604	$330	$604	$330

Financial Report October - December 2025

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

In this report we sometimes refer to Non-GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these Non-GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2025	2025	2025	2025	2024
Total current assets	$4,101	$3,946	$3,929	$3,699	$3,483
Total current liabilities	(3,923)	(4,141)	(4,235)	(3,800)	(3,633)
Working capital (GAAP)	178	(195)	(305)	(101)	(150)
Less: Cash and cash equivalents	(604)	(225)	(237)	(322)	(330)
Prepaid expenses	(212)	(226)	(249)	(184)	(167)
Other current assets	(57)	(102)	(146)	(75)	(72)
Less: Short-term debt	419	654	679	540	387
Accrued expenses	1,050	1,172	1,138	1,053	1,056
Operating lease liabilities - current	43	44	44	42	41
Other current liabilities	404	383	430	327	351
Trade working capital (Non-GAAP)	$1,221	$1,504	$1,354	$1,279	$1,115

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2025	2025	2025	2025	2024
Receivables, net	$2,236	$2,357	$2,341	$2,205	$1,993
Inventories, net	992	1,036	957	913	921
Accounts payable	(2,007)	(1,889)	(1,945)	(1,839)	(1,799)
Trade working capital (Non-GAAP)	$1,221	$1,504	$1,354	$1,279	$1,115
Quarterly sales	$2,817	$2,706	$2,714	$2,578	$2,616
Annualized quarterly sales1)	11,269	10,822	10,857	10,312	10,463
Trade working capital in relation to annualized quarterly sales	10.8%	13.9%	12.5%	12.4%	10.7%
1) Calculated as the current quarterly sales multiplied by four.

Financial Report October - December 2025

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Total current assets	$3,974	$3,714	$3,675	$4,269
Total current liabilities	(4,035)	(3,642)	(2,821)	(3,147)
Working capital (GAAP)	(61)	72	853	1,122
Less: Cash and cash equivalents	(498)	(594)	(969)	(1,178)
Prepaid expenses	(173)	(160)	(164)	(164)
Other current assets	(93)	(84)	(65)	(307)
Less: Short-term debt	538	711	346	302
Accrued expenses	1,135	915	996	1,270
Operating lease liabilities - current	39	39	38	37
Other current liabilities	345	283	297	284
Trade working capital (Non-GAAP)	$1,232	$1,183	$1,332	$1,366

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2023	2022	2021	2020
Receivables, net	$2,198	$1,907	$1,699	$1,822
Inventories, net	1,012	969	777	798
Accounts payable	(1,978)	(1,693)	(1,144)	(1,254)
Trade working capital (Non-GAAP)	$1,232	$1,183	$1,332	$1,366
Quarterly sales	$2,751	$2,335	$2,119	$2,517
Annualized quarterly sales1)	11,006	9,340	8,476	10,067
Trade working capital in relation to annualized quarterly sales	11.2%	12.7%	15.7%	13.6%
1) Calculated as the fourth quarterly sales multiplied by four.

Financial Report October - December 2025

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this Non-GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2025	2025	2025	2025	2024
Short-term debt	$419	$654	$679	$540	$387
Long-term debt	1,734	1,374	1,372	1,565	1,522
Total debt (GAAP)	2,153	2,027	2,051	2,105	1,909
Cash & cash equivalents	(604)	(225)	(237)	(322)	(330)
Debt issuance cost/Debt-related derivatives, net	17	(30)	(62)	4	(24)
Net debt (Non-GAAP)	$1,566	$1,772	$1,752	$1,787	$1,554

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2023	2022	2021	2020
Short-term debt		$538	$711	$346	$302
Long-term debt		1,324	1,054	1,662	2,110
Total debt (GAAP)		1,862	1,766	2,008	2,411
Cash & cash equivalents		(498)	(594)	(969)	(1,178)
Debt issuance cost/Debt-related derivatives, net		3	12	13	(19)
Net debt (Non-GAAP)		$1,367	$1,184	$1,052	$1,214

Leverage ratio

The Non-GAAP measure “net debt” is also used in the Non-GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

	Dec 31	Sep 30	Dec 31
(Dollars in millions)	2025	2025	2024
Net debt1) (Non-GAAP)	$1,566	$1,772	$1,554
Pension liabilities	169	167	153
Net debt per the Policy (Non-GAAP)	$1,736	$1,939	$1,708

Net income2)	$736	$754	$648
Income taxes2)	250	261	227
Interest expense, net2, 3)	93	94	95
Other non-operating items, net2)	15	20	16
Income from equity method investments2)	(6)	(6)	(7)
Depreciation and amortization of intangibles2)	407	397	387
Capacity alignments2)	23	(1)	19
Antitrust related items2)	3	5	8
Other items2)	-	-	0
EBITDA per the Policy (Adjusted EBITDA) (Non-GAAP)	$1,521	$1,524	$1,394

Leverage ratio (Non-GAAP)	1.1	1.3	1.2

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, including cost for extinguishment of debt, if any, less interest income.

Financial Report October - December 2025

Reconciliation of GAAP measure "Operating cash flow" to Non-GAAP measures "Free operating cash flow" and "Cash conversion"

Management uses the Non-GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the Non-GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Fourth quarter		Full year
(Dollars in millions)	2025	2024	2025	2024
Net income	$226	$243	$736	$648
Depreciation and amortization	108	98	407	387
Gain on divestiture of property	(0)	-	(6)	-
Other, net	6	(29)	32	(29)
Changes in operating working capital, net	205	107	(12)	53
Operating cash flow (GAAP)	544	420	1,157	1,059
Expenditures for property, plant and equipment	(118)	(139)	(441)	(579)
Proceeds from sale of property, plant and equipment	8	7	18	17
Capital expenditure, net1)	(110)	(132)	(423)	(563)
Free operating cash flow2) (Non-GAAP)	$434	$288	$734	$497
Cash conversion3) (Non-GAAP)	192%	118%	100%	77%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2023	2022	2021	2020
Net income	$489	$425	$437	$188
Depreciation and amortization	378	363	394	371
Gain on divestiture of property	-	(80)	-	-
Other, net	(119)	(54)	(15)	13
Changes in operating working capital, net	235	58	(63)	277
Operating cash flow (GAAP)	982	713	754	849
Expenditures for property, plant and equipment	(572)	(585)	(458)	(344)
Proceeds from sale of property, plant and equipment	4	101	4	4
Capital expenditure, net1)	(569)	(485)	(454)	(340)
Free operating cash flow2) (Non-GAAP)	$414	$228	$300	$509
Cash conversion3) (Non-GAAP)	85%	54%	69%	270%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to net income.

Financial Report October - December 2025

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. Adjusted ROE is annualized income (loss) relative to average total equity for the periods presented as adjusted to exclude certain non-recurring items.The Company’s management believes that ROE and Adjusted ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from GAAP to the equivalent Non-GAAP measures.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Fourth quarter		Full year
(Dollars in millions)	2025	2024	2025	2024
Operating income (GAAP)	$319	$353	$1,088	$979
Non-GAAP adjustments:
Less: Capacity alignments	17	(6)	23	19
Less: Antitrust related items	0	2	3	8
Total non-GAAP adjustments to operating income	17	(4)	26	27
Adjusted Operating income (Non-GAAP)	$337	$349	$1,114	$1,007

(Dollars in millions)	2023	2022	2021	2020
Operating income (GAAP)	$690	$659	$675	$382
Non-GAAP adjustments:
Less: Capacity alignments1)	218	(61)	8	99
Less: The Andrews litigation settlement	8	-	-	-
Less: Antitrust related items	4	-	-	1
Total non-GAAP adjustments to operating income	230	(61)	8	99
Adjusted Operating income (Non-GAAP)	$920	$598	$683	$482
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report October - December 2025

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Fourth quarter		Full year
	2025	2024	2025	2024
Operating margin (GAAP)	11.3%	13.5%	10.1%	9.4%
Non-GAAP adjustments:
Less: Capacity alignments	0.6%	(0.2)%	0.2%	0.2%
Less: Antitrust related items	0.0%	0.1%	0.0%	0.1%
Total non-GAAP adjustments to operating margin	0.6%	(0.2)%	0.2%	0.3%
Adjusted Operating margin (Non-GAAP)	12.0%	13.4%	10.3%	9.7%

	2023	2022	2021	2020
Operating margin (GAAP)	6.6%	7.5%	8.2%	5.1%
Non-GAAP adjustments:
Less: Capacity alignments	2.1%	(0.7)%	0.1%	1.4%
Less: The Andrews litigation settlement	0.1%	-	-	-
Less: Antitrust related items	0.0%	-	-	0.0%
Total non-GAAP adjustments to operating margin	2.2%	(0.7)%	0.1%	1.4%
Adjusted Operating margin (Non-GAAP)	8.8%	6.8%	8.3%	6.5%

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Fourth quarter		Full year
(Dollars in millions)	2025	2024	2025	2024
Income before income taxes (GAAP)	$293	$321	$986	$875
Non-GAAP adjustments:
Less: Capacity alignments	17	(6)	23	19
Less: Antitrust related items	0	2	3	8
Total non-GAAP adjustments to Income before income taxes	17	(4)	26	27
Adjusted Income before income taxes (Non-GAAP)	$310	$317	$1,012	$902

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Fourth quarter		Full year
(Dollars in millions)	2025	2024	2025	2024
Net income (GAAP)	$226	$243	$736	$648
Non-GAAP adjustments:
Less: Capacity alignments	17	(6)	23	19
Less: Antitrust related items	0	2	3	8
Less: Tax on non-GAAP adjustments	(1)	0	(3)	(5)
Total non-GAAP adjustments to Net income	16	(4)	23	22
Adjusted Net income (Non-GAAP)	$242	$240	$759	$670

Financial Report October - December 2025

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Fourth quarter		Full year
(Dollars in millions)	2025	2024	2025	2024
Net income attributable to controlling interest (GAAP)	$226	$243	$735	$646
Non-GAAP adjustments:
Less: Capacity alignments	17	(6)	23	19
Less: Antitrust related items	0	2	3	8
Less: Tax on non-GAAP adjustments	(1)	0	(3)	(5)
Total non-GAAP adjustments to Net income attributable to controlling interest	16	(4)	23	22
Adjusted Net income attributable to controlling interest (Non-GAAP)	$242	$239	$758	$668

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Fourth quarter		Full year
	2025	2024	2025	2024
Earnings per share - diluted (GAAP)	$2.98	$3.10	$9.55	$8.04
Non-GAAP adjustments:
Less: Capacity alignments	0.23	(0.08)	0.29	0.24
Less: Antitrust related items	0.00	0.03	0.04	0.10
Less: Tax on non-GAAP adjustments	(0.01)	0.00	(0.04)	(0.06)
Total non-GAAP adjustments to Earnings per share - diluted	0.22	(0.05)	0.30	0.28
Adjusted Earnings per share - diluted (Non-GAAP)	$3.19	$3.05	$9.85	$8.32

Weighted average number of shares outstanding - diluted	75.7	78.5	76.9	80.4

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Fourth quarter		Full year
	2025	2024	2025	2024
Return on capital employed1) (GAAP)	30.3%	35.8%	26.4%	25.0%
Non-GAAP adjustments:
Less: Capacity alignments	1.5%	(1.0)%	0.5%	0.4%
Less: Antitrust related items	0.0%	0.4%	0.1%	0.2%
Total non-GAAP adjustments to Return on capital employed1)	1.5%	(0.6)%	0.6%	0.6%
Adjusted Return on capital employed1) (Non-GAAP)	31.8%	35.2%	27.0%	25.6%

Annualized adjustment2) on Return on capital employed1)	$69	$(16)	$26	$27

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report October - December 2025

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Fourth quarter		Full year
	2025	2024	2025	2024
Return on total equity1) (GAAP)	35.1%	42.5%	30.0%	27.2%
Non-GAAP adjustments:
Less: Capacity alignments	2.4%	(1.9)%	0.8%	0.7%
Less: Antitrust related items	0.0%	0.7%	0.1%	0.3%
Less: Tax on non-GAAP adjustments	(0.1)%	0.1%	(0.1)%	(0.2)%
Total non-GAAP adjustments to Return on total equity1)	2.3%	(1.1)%	0.9%	0.8%
Adjusted Return on total equity1) (Non-GAAP)	37.4%	41.4%	30.8%	28.0%

Annualized adjustment2) on Return on total equity1)	$65	$(15)	$23	$22

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report October - December 2025

(Dollars in millions, except per share data, unaudited)	2025	2024	2023	2022	2021
Sales and Income
Net sales	$10,815	$10,390	$10,475	$8,842	$8,230
Airbags, Steering Wheels and Other1)	7,302	7,023	7,055	5,807	5,380
Seatbelt Products and Other1)	3,513	3,367	3,420	3,035	2,850
Operating income	1,088	979	690	659	675
Net income attributable to controlling interest	735	646	488	423	435
Earnings per share – basic2)	9.59	8.06	5.74	4.86	4.97
Earnings per share – diluted2)	9.55	8.04	5.72	4.85	4.96
Gross margin3)	19.2%	18.5%	17.4%	15.8%	18.4%
S,G&A in relation to sales	(5.3)%	(5.1)%	(4.8)%	(4.9)%	(5.3)%
R,D&E net in relation to sales	(3.8)%	(3.8)%	(4.1)%	(4.4)%	(4.7)%
Operating margin4)	10.1%	9.4%	6.6%	7.5%	8.2%
Adjusted operating margin5,6)	10.3%	9.7%	8.8%	6.8%	8.3%
Balance Sheet
Trade working capital6,7)	1,221	1,115	1,232	1,183	1,332
Trade working capital in relation to sales8)	10.8%	10.7%	11.2%	12.7%	15.7%
Receivables outstanding in relation to sales9)	19.8%	19.0%	20.0%	20.4%	20.0%
Inventory outstanding in relation to sales10)	8.8%	8.8%	9.2%	10.4%	9.2%
Payables outstanding in relation to sales11)	17.8%	17.2%	18.0%	18.1%	13.5%
Total equity	2,582	2,285	2,570	2,626	2,648
Total parent shareholders’ equity per share	34.43	29.26	30.93	30.30	30.10
Current assets excluding cash	3,497	3,153	3,475	3,119	2,705
Property, plant and equipment, net	2,419	2,239	2,192	1,960	1,855
Goodwill and Intangible assets	1,386	1,375	1,385	1,382	1,395
Capital employed	4,148	3,840	3,937	3,810	3,700
Net debt6)	1,566	1,554	1,367	1,184	1,052
Total assets	8,644	7,804	8,332	7,717	7,537
Long-term debt	1,734	1,522	1,324	1,054	1,662
Return on capital employed12)	26.4%	25.0%	17.7%	17.5%	18.3%
Return on total equity13)	30.0%	27.2%	19.0%	16.3%	17.1%
Total equity ratio	30%	29%	31%	34%	35%
Cash flow and other data
Operating cash flow	1,157	1,059	982	713	754
Depreciation and amortization	407	387	378	363	394
Capital expenditures, net	423	563	569	485	454
Capital expenditures, net in relation to sales	3.9%	5.4%	5.4%	5.5%	5.5%
Free operating cash flow6,14)	734	497	414	228	300
Cash conversion6,15)	100%	77%	85%	54%	69%
Direct shareholder return16)	590	771	577	339	165
Cash dividends paid per share	3.12	2.74	2.66	2.58	1.88
Number of shares outstanding (millions)17)	74.7	77.7	82.6	86.2	87.5
Number of employees, December 31	58,000	59,500	62,900	61,700	55,900

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10)Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to total equity. 14) Operating cash flow less Capital expenditures, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased.
17) At year end, excluding dilution and net of treasury shares.